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                                                                    EXHIBIT 99.5

This is neither an offer to exchange or to sell nor a solicitation of an offer to exchange or buy any of the $3.50 Convertible Preferred Stock (the "$3.50 Convertible Preferred Stock") of Unocal Corporation. The Exchange Offer (as defined herein) is made only by the Prospectus (as defined herein) and the related Letter of Transmittal, and the Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of $3.50 Convertible Preferred Stock in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of Unocal Corporation by Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. or one or more other brokers or dealers which are licensed under the laws of such jurisdiction.

                    NOTICE OF EXCHANGE OFFER TO HOLDERS OF

                              UNOCAL CORPORATION

                       $3.50 CONVERTIBLE PREFERRED STOCK


     Unocal Corporation, a Delaware corporation ("Unocal"), is offering, upon the terms and subject to the conditions set forth in the Prospectus, dated ___________, 1996 (the "Prospectus"), of Unocal and Unocal Capital Trust, a Delaware statutory business trust (the "Trust"), and the related Letter of Transmittal (the "Letter of Transmittal" which, together with the Prospectus, constitute the "Exchange Offer"), to exchange __% Trust Convertible Preferred Securities of the Trust, representing preferred undivided beneficial interests in the assets of the Trust (the "Trust Convertible Preferred Securities"), for up to all of the 10,250,000 outstanding shares of its $3.50 Convertible Preferred Stock. Unocal will directly or indirectly own all of the common securities of the Trust (together with the Trust Convertible Preferred Securities, the "Trust Securities").


                         THE EXCHANGE OFFER WILL EXPIRE
           AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON ______ __, 1996,
                                UNLESS EXTENDED.


     NONE OF THE BOARD OF DIRECTORS OF UNOCAL, UNOCAL, THE TRUSTEES, OR THE TRUST MAKES ANY RECOMMENDATION TO HOLDERS OF $3.50 CONVERTIBLE PREFERRED STOCK AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING IN THE EXCHANGE OFFER. HOLDERS OF $3.50 CONVERTIBLE PREFERRED STOCK ARE URGED TO CONSULT THEIR FINANCIAL AND TAX ADVISORS IN MAKING THEIR DECISIONS ON WHAT ACTION TO TAKE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

     The Exchange Offer will be effected on the basis of (A) that amount of Trust Convertible Preferred Securities having an aggregate liquidation amount equal to the greater of (1) the redemption price of the $3.50 Convertible Preferred Stock as of the Exchange Amount Determination Date (as defined herein), plus accumulated and unpaid dividends on the $3.50 Convertible
Preferred Stock to but excluding the Expiration Date, or (2) the Market Value
(as defined herein) of the number of shares of the common stock, par value $1.00 per share (the "Common Stock"), of Unocal into which a share of the $3.50 Convertible Preferred Stock is convertible as of the Exchange Amount Determination Date, for (B) each share of $3.50 Convertible Preferred Stock validly tendered and accepted for exchange in the Exchange Offer. The Trust Convertible Preferred Securities have a liquidation amount of $50 per security. The current redemption price for a share of the $3.50 Convertible Preferred
Stock is $52.10. The current conversion ratio on the $3.50 Convertible Preferred Stock is 1.626 shares of Common Stock
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for each share of $3.50 Convertible Preferred Stock.  Unocal will pay amounts of less than $50 due to a holder of $3.50 Convertible Preferred Stock for such exchange in cash in lieu of issuing a fractional Trust Convertible Preferred Security. The "Exchange Amount Determination Date" will be the second business day before the Expiration Date. "Market Value" means the average of the daily closing price for one share of the Common Stock as reported on the New York
Stock Exchange Composite Transaction listing for the five trading days immediately preceding the Exchange Amount Determination Date.

     The Trust Convertible Preferred Securities will be convertible at any time beginning 90 days following the first date of issuance of any Trust Convertible Preferred Securities through the close of business on ___________, 2026, at the option of the holder thereof, into shares of Common Stock at an initial conversion rate equal to that number of shares of Common Stock determined by dividing the liquidation amount of $50 per security by the product of _____ times the Market Value.

     On the Exchange Amount Determination Date, the Company will issue a press release announcing the exchange ratio for the Exchange Offer and the initial conversion ratio for the Trust Convertible Preferred Securities.

     Immediately prior to the consummation of the Exchange Offer, Unocal will deposit in the Trust as trust assets its __% Convertible Junior Subordinated Debentures due 2026 (the "Convertible Debentures"), having an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Securities to be issued by the Trust. The Convertible Debentures will be the sole assets of the Trust.

     Upon the terms and subject to the conditions of the Exchange Offer, Unocal will accept for exchange shares of $3.50 Convertible Preferred Stock validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on _________ __, 1996, or if extended by Unocal, in its sole discretion, the latest date and time to which extended (the "Expiration Date"). The Exchange Offer will expire on the Expiration Date. Tenders of $3.50 Convertible Preferred Stock may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by Unocal, may be withdrawn at any time after 40 business days after the date of this Prospectus.

     Consummation of the Exchange Offer is conditioned on, among other things, receipt of at least 4,000,000 validly tendered shares of $3.50 Convertible Preferred Stock (which condition may be waived by Unocal).

     Unocal expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate the Exchange Offer, and not accept for exchange any shares of $3.50 Convertible Preferred Stock and promptly return all $3.50 Convertible Preferred Stock at any time for any reason, including (without limitation) if fewer than 4,000,000 of such shares are tendered or upon the failure of any of the conditions specified in "The Exchange Offer--Procedures for Tendering" in the Prospectus, (ii) waive any condition to the Exchange Offer and accept all $3.50 Convertible Preferred Stock previously tendered pursuant to the Exchange Offer, (iii) extend the Expiration Date and retain all $3.50 Convertible Preferred Stock tendered pursuant to such Exchange Offer until the Expiration Date, subject, however, to all withdrawal rights of Holders (see "The Exchange Offer--Withdrawal of Tenders" in the Prospectus), or (iv) amend or modify the terms of the Exchange Offer in any manner, including (without limitation), the form or the formula for calculating the amount of the consideration to be paid pursuant to the Exchange Offer. Any amendment applicable to the Exchange Offer will apply to all shares of $3.50 Convertible Preferred Stock tendered pursuant to the Exchange Offer. The minimum period during which the Exchange Offer must remain open following a material change in the terms of the Exchange Offer or a waiver by the Company of a material condition of the Exchange Offer, other than a change in the percentage of the $3.50 Convertible Preferred Stock being sought or in the consideration offered, will
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depend upon the facts and circumstances, including the relative materiality of the change or waiver. See "The Exchange Offer--Expiration Date; Extensions; Amendments; Termination" in the Prospectus.

     The purpose of the Exchange Offer is to refinance the $3.50 Convertible Preferred Stock with the Trust Convertible Preferred Securities.

     The Prospectus and Letter of Transmittal contain important information which should be read before any action is taken by holders of $3.50 Convertible Preferred Stock. Tenders may be made only by a properly completed and executed Letter of Transmittal and in conformance with the terms thereof and of the Prospectus.

     Unocal will pay to Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co., as dealer managers, a fee of 5/8% of the aggregate redemption price for the shares of $3.50 Convertible Preferred Stock as of the Exchange Amount Determination Date, plus accumulated and unpaid dividends thereon to but excluding the Expiration Date, validly tendered and accepted for exchange pursuant to the Exchange Offer.

     The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Prospectus and is incorporated herein by reference.

     The Prospectus and the related Letter of Transmittal are being sent to all registered holders of the $3.50 Convertible Preferred Stock as of ____________, 1996.

     Any questions or requests for assistance or copies of the Prospectus and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location set forth below. Any copies requested will be forwarded promptly at Unocal's expense. You may also contact your broker, dealer, commercial bank, or trust company or other nominee for assistance concerning the Exchange Offer.


                             THE INFORMATION AGENT:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                           (800) 848-3051 (Toll-Free)
                         (212) 269-5550 (Call Collect)
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                              THE EXCHANGE AGENT:

                             THE BANK OF NEW YORK


By Hand or Overnight Courier:                             By Mail
                                      (Registered or Certified Mail Recommended)

     The Bank of New York                          The Bank of New York
  101 Barclay Street (7 East)                  101 Barclay Street (7 East)
    Reorganization Section                       Reorganization Section
 Corporate Trust Services Window                New York, New York 10286
    New York, New York  10286                   Attention:  George Johnson
   Attention:  George Johnson


                           By Facsimile Transmission
                       (For Eligible Institutions Only):

                                 (212) 571-3080

                Confirm Receipt of Notice of Guaranteed Delivery
                                 by Telephone:

                                 (212) 815-4997

                  THE DEALER MANAGERS FOR THE EXCHANGE OFFER:

MORGAN STANLEY & CO. INCORPORATED                 GOLDMAN, SACHS & CO.
1585 Broadway                                     85 Broad Street
New York, New York 10036                          New York, New York 10004
(800) ___-____ (Toll-Free)                        (800) 323-5678 (Toll-Free)


______________, 1996